                                                                  Exhibit (11.3)


THE MEAD CORPORATION AND CONSOLIDATED SUBSIDIARIES
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CALCULATION OF FULLY DILUTED NET EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE
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(1)
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(ALL AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                   Third Quarter Ended    Three Quarters Ended
                                                                 -----------------------  ---------------------
                                                                 October 3,   October 3,  October 3,  October 3,
                                                                    1994        1993        1994        1993
                                                                 ----------   ----------  ---------  ----------
NET EARNINGS APPLICABLE TO COMMON AND COMMON
  EQUIVALENT SHARES                                                $54,577     $29,994    $137,352    $107,099

ADJUSTMENT FOR OTHER POTENTIALLY DILUTIVE
  SECURITIES - Interest savings (net of tax) on
  Convertible Subordinated Debentures as if converted
  at the beginning of the period                                                 1,431
                                                                   -------     -------    --------    --------
NET EARNINGS APPLICABLE TO COMMON AND COMMON
  EQUIVALENT SHARES ON A FULLY DILUTED BASIS                       $54,577     $31,425    $137,352    $107,099
                                                                   =======     =======    ========    ========
AVERAGE NUMBER OF SHARES OUTSTANDING ON A
  FULLY DILUTED BASIS:
    Shares used in calculating primary earnings
    per share                                                       62,722      59,713      62,528      62,203

    Additional dilutive effect of stock options after
      application of treasury stock method                             279           2         393          10

Adjustment for other potentially dilutive
  securities - Dilutive effect of Convertible
  Subordinated Debentures as if converted at the
  beginning of the period                                                        2,630
                                                                   -------     -------    --------    --------
AVERAGE NUMBER OF SHARES OUTSTANDING ON A
  FULLY DILUTED BASIS                                               63,000      62,345      62,922      62,213
                                                                   =======     =======    ========    ========
FULLY DILUTED NET EARNINGS PER COMMON AND
  COMMON EQUIVALENT SHARE                                             $.87        $.50       $2.18       $1.72
                                                                      ====        ====       =====       =====

(1) This calculation is submitted in accordance with 17 CFR 229.601(b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an antidilutive result (less than $.01 per share in the third quarter of 1993).